SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Cougar Biotechnology, Inc.

(Name of Issuer)

COMMON STOCK, par value $0.0001

(Title of Class of Securities)

222083107

(CUSIP Number)

January 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 222083107	Page 2 of 17 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Visium Balanced Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

None
	6	SHARED VOTING POWER

367,802 (See Item 4)
	7	SOLE DISPOSITIVE POWER

None
	8	SHARED DISPOSITIVE POWER

367,802 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 367,802 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not Applicable		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.39%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 2 of 17 Pages

CUSIP No. 222083107	Page 3 of 17 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Visium Long Bias Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

None
	6	SHARED VOTING POWER

50,667 (See Item 4)
	7	SOLE DISPOSITIVE POWER

None
	8	SHARED DISPOSITIVE POWER

50,667 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,667 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not Applicable		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .33%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 3 of 17 Pages

CUSIP No. 222083107	Page 4 of 17 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Visium Balanced Offshore Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

None
	6	SHARED VOTING POWER

516,852 (See Item 4)
	7	SOLE DISPOSITIVE POWER

None
	8	SHARED DISPOSITIVE POWER

516,852 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 516,852 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not Applicable		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.36%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 4 of 17 Pages

CUSIP No. 222083107	Page 5 of 17 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Visium Long Bias Offshore Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

None
	6	SHARED VOTING POWER

377,866 (See Item 4)
	7	SOLE DISPOSITIVE POWER

None
	8	SHARED DISPOSITIVE POWER

377,866 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 377,866 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not Applicable		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.45%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 5 of 17 Pages

CUSIP No. 222083107	Page 6 of 17 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Visium Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

None
	6	SHARED VOTING POWER

418,469 shares (See Item 4)
	7	SOLE DISPOSITIVE POWER

None
	8	SHARED DISPOSITIVE POWER

418,469 shares (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 418,469 shares (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not Applicable		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.72%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 6 of 17 Pages

CUSIP No. 222083107	Page 7 of 17 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Visium Asset Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

1,121,254 shares (See Item 4)
	6	SHARED VOTING POWER

None
	7	SOLE DISPOSITIVE POWER

1,121,254 shares (See Item 4)
	8	SHARED DISPOSITIVE POWER

None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,121,254 shares (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not Applicable		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.28%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 7 of 17 Pages

CUSIP No. 222083107	Page 8 of 17 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Jacob Gottlieb
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

1,121,254 shares (See Item 4)
	6	SHARED VOTING POWER

None (See Item 4)
	7	SOLE DISPOSITIVE POWER

1,121,254 shares (See Item 4)
	8	SHARED DISPOSITIVE POWER

None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,121,254 shares (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not Applicable		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.28%
12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 8 of 17 Pages

CUSIP No. 222083107	Page 9 of 17 Pages

Item 1	(a)		Name of Issuer:

Cougar Biotechnology, Inc. (the “Company”)

	(b	)	Address of Issuer’s Principal Executive Offices:

10990 Wilshire Blvd, Suite 1200
Los Angeles, CA 90024

Item 2	(a	) – (c)	This statement is filed on behalf of the following:

(1) Visium Balanced Fund, LP, a Delaware limited partnership (“VBF”), with its principal business office at c/o Visum Asset Management, LLC, 950 Third Avenue, New York, NY 10022.

(6) Visium Long Bias Fund, LP, a Delaware limited partnership (“VLBF”), with its principal business office at c/o Visum Asset Management, LLC, 950 Third Avenue, New York, NY 10022.

(7) Visium Balanced Fund Offshore, Ltd., a Cayman Islands corporation (“VBFO”), with its principal business office at c/o Morgan Stanley Fund Services (Cayman) Limited, P.O. Box 2681GT, Century yard, 4th Floor, Cricket Square, Hutchins Drive, Grand Cayman, Cayman Islands, British West Indies.

(8) Visium Long Bias Fund Offshore, Ltd., a Cayman Islands corporation (“VLBFO”), with its principal business office at c/o Morgan Stanley Fund Services (Cayman) Limited, P.O. Box 2681GT, Century yard, 4th Floor, Cricket Square, Hutchins Drive, Grand Cayman, Cayman Islands, British West Indies.

(9) Visium Asset Management, LLC, a Delaware limited liability company (“VAM”), with its principal business office at Visum Asset Management, LLC, 950 Third Avenue, New York, NY 10022. VAM is the investment advisor to each of VBF, VLBF, VBFO and VLBFO.

(10) Visium Capital Management, LLC, a Delaware limited liability company (“VCM”), with its principal business office c/o Visum Asset Management, LLC, 950 Third Avenue, New York, NY 10022. VCM is the General Partner of VBF an VLBF.

Page 9 of 17 Pages

CUSIP No. 222083107	Page 10 of 17 Pages

	(d)	Title of Class of Securities:

Common Stock, par value $0.0001

	(e)	CUSIP Number:

222083107

Item 3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Item 4	Ownership

VBF

	(a)	Amount Beneficially Owned:

367,802 shares

	(b)	Percent of Class:

2.45%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

(ii) shared power to vote or to direct vote:

367,802 shares

(iii) sole power to dispose or direct disposition of:

Page 10 of 17 Pages

None

CUSIP No. 222083107	Page 11 of 17 Pages

(iv) shared power to dispose or to direct disposition of:

367,802 shares

VLBF

(a)	Amount Beneficially Owned:

50,667 shares

(b)	Percent of Class:

.33%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

(ii) shared power to vote or to direct vote:

50,667 shares

(iii) sole power to dispose or direct disposition of:

None

(iv) shared power to dispose or to direct disposition of:

50,667 shares

VBFO

(a)	Amount Beneficially Owned:

516,852 shares

(b)	Percent of Class:

3.36%

Page 11 of 17 Pages

CUSIP No. 222083107	Page 12 of 17 Pages

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

(ii) shared power to vote or to direct vote:

516,852 shares

(iii) sole power to dispose or direct disposition of:

None

(iv) shared power to dispose or to direct disposition of:

516,852 shares

VLBFO

(a)	Amount Beneficially Owned:

377,866 shares

(b)	Percent of Class:

2.45%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

(ii) shared power to vote or to direct vote:

377,866 shares

(iii) sole power to dispose or direct disposition of:

None

Page 12 of 17 Pages

CUSIP No. 222083107	Page 13 of 17 Pages

(iv) shared power to dispose or to direct disposition of:

377,866 shares

VAM

(a)	Amount Beneficially Owned:

By virtue of its position as investment advisor to each of VBF, VLBF, VBFO and VLBFO, VAM may be deemed to beneficially own the 1,121,254 shares of the Company’s Common Stock beneficially owned by VBF, VLBF, VBFO and VLBFO.

(b)	Percent of Class:

7.28%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

1,121,254 shares

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

1,121,254 shares

(iv) shared power to dispose or to direct disposition of:

None

Page 13 of 17 Pages

VCM

(a)	Amount Beneficially Owned:

By virtue of its position as General Partner to each of VBF and VLBF, VCM may be deemed to beneficially own the 418,469 shares of the Company’s Common Stock beneficially owned by VBF and VLBF.

CUSIP No. 222083107	Page 14 of 17 Pages

(b)	Percent of Class:

2.72%

(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

None

(ii) shared power to vote or to direct vote:

418,469 shares

(iii) sole power to dispose or direct disposition of:

None

(iv) shared power to dispose or to direct disposition of:

418,469 shares

Jacob Gottlieb

(a)	Amount Beneficially Owned:

By virtue of his position as the principal of VAM and the sole managing member of
VCM, Mr. Gottlieb may be deemed to beneficially own the 1,121,254 shares of the
Company’s Common Stock beneficially owned by VAM.

Page 14 of 17 Pages

CUSIP No. 222083107	Page 15 of 17 Pages

(b)	Percent of Class:

7.28%

	(c)	Number of Shares as to which person has:

(i) sole power to vote or to direct vote:

1,121,254 shares

(ii) shared power to vote or to direct vote:

None

(iii) sole power to dispose or direct disposition of:

1,121,254 shares

(iv) shared power to dispose or to direct disposition of:

None

Item 5		Ownership of Five Percent or Less of a Class:

Not Applicable

Item 6		Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8		Identification and Classification of Members of the Group:

Not Applicable

Page 15 of 17 Pages

Item 9	Notice of Dissolution of Group:

Not Applicable

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 16 of 17 Pages

CUSIP No. 222083107	Page 17 of 17 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2007

VISIUM ASSET MANAGEMENT, LLC		VISIUM LONG BIAS FUND, LP

By:	/s/ Mark Gottlieb	By:	/s/ Mark Gottlieb
	Mark Gottlieb Authorized Signatory		Mark Gottlieb Authorized Signatory

VISIUM BALANCED FUND, LP		VISIUM BALANCED OFFSHORE FUND, LTD.

By:	/s/ Mark Gottlieb	By:	/s/ Mark Gottlieb
	Mark Gottlieb Authorized Signatory		Mark Gottlieb Authorized Signatory

VISIUM CAPITAL MANAGEMENT, LLC		VISIUM LONG BIAS OFFSHORE FUND, LTD.

By:	/s/ Mark Gottlieb	By:	/s/ Mark Gottlieb
	Mark Gottlieb Authorized Signatory		Mark Gottlieb Authorized Signatory

JACOB GOTTLIEB

By:	/s/ Mark Gottlieb
Mark Gottlieb Authorized Representative and Chief Compliance Officer

Page 17 of 17 Pages